NEWS RELEASE
May 2, 2023

KAMAN REPORTS FIRST QUARTER 2023 RESULTS

First Quarter 2023 Highlights:
•Net sales: $194.5 million
•Operating income: $8.6 million
•Net loss: $19 thousand
•Adjusted EBITDA*: $24.8 million; Adjusted EBITDA margin*: 12.7%
•Diluted (loss) earnings per share: $(0.00) per share, $0.08 per share adjusted*

Table 1. Summary of Financial Results (unaudited)
Thousands of U.S. dollars (except share data)	Three Months Ended
	March 31, 2023	December 31, 2022	April 1, 2022
Net sales	$194,542	$197,143	$158,048
Net (loss) earnings	(19)	(54,943)	4,028
Adjusted EBITDA*	24,769	30,987	12,186
Adjusted EBITDA margin*	12.7%	15.7%	7.7%
Diluted (loss) earnings per share	$(0.00)	$(1.96)	$0.14
Adjusted diluted earnings per share*	$0.08	$0.42	$0.15
*See the end of this release for an explanation of the Company's use of Adjusted EBITDA, Adjusted EBITDA margin, Free cash flow and Adjusted diluted earnings per share. See tables 5-9 for reconciliations to the most comparable GAAP measure.

BLOOMFIELD, Conn. (May 2, 2023) - Kaman Corp. (NYSE:KAMN) today reported financial results for the first fiscal quarter ended March 31, 2023.

"We begin the year with solid results, demonstrating the strength of the Engineered Products segment and the benefit this provides as we continue our transformation. Highlighting this performance is the end-market recovery we anticipated in our commercial aerospace and medical end markets. For the three-month period, net sales increased 23% and operating income more than doubled, when compared to the same three-month period in 2022. At the Engineered Products segment, net sales grew by 51% over the first quarter of 2022. Excluding the contribution from Aircraft Wheel and Brake, this segment was up approximately 29%. The results are reflective of the team's execution against its robust backlog and we continue to see strong order rates across this segment. With efforts focused on our highest growth opportunities, we are on the path to enhance earnings power and deliver improved financial performance." said Ian K. Walsh, Chairman, President and Chief Executive Officer.

"Our cost control efforts remain on track as we execute on the Precision Product segment facility consolidation between the Orlando, FL and Middletown, CT sites. We continue to identify additional opportunities to reduce expense across the organization and enhance our profitability. We remain focused on finding incremental cash opportunities as part of our net working capital management and will steadily pay down debt through the remainder of the year. We are maintaining our full year outlook for 2023." said Walsh.

OUTLOOK DISCUSSION

Management reaffirms its guidance for 2023. Revenue and earnings will benefit from the addition of Aircraft Wheel and Brake to the portfolio. Organically, Adjusted EBITDA is expected to improve due to margin expansion from the Engineered Products segment.

•Net sales: $730.0 million to $750.0 million
•Net earnings: $4.0 million to $11.6 million
•Adjusted EBITDA: $95.0 million to $105.0 million
•Adjusted EBITDA margin: 13.0% to 14.0%
•Diluted EPS: $0.14 per share to $0.41 per share; adjusted $0.30 per share to $0.57 per share
•Cash from operating activities: $60.0 million to $70.0 million
•Free cash flow: $35.0 million to $45.0 million

For further information, the Company's supplemental presentation relating to the first quarter 2023 results and 2023 outlook will be posted to the Company's website, as detailed below.

KAMAN BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
Kaman manages its portfolio through three segments: (1) Engineered Products; (2) Precision Products; and (3) Structures.

Engineered Products - Our Engineered Products segment serves the aerospace and defense, industrial and medical markets providing sophisticated, proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; and wheels, brakes and related hydraulic components for helicopters, fixed-wing and UAV aircraft.

Table 2. Engineered Products Results
Thousands of U.S. dollars	Three Months Ended
	March 31, 2023	December 31, 2022	April 1, 2022
Net sales	$123,326	$113,972	$81,452
Operating income	19,356	17,168	11,042
Adjusted EBITDA	30,119	30,698	17,269
Adjusted EBITDA margin	24.4%	26.9%	21.2%

Three months ended March 31, 2023 versus three months ended December 31, 2022 - Operating income increased $2.2 million, Adjusted EBITDA decreased $0.6 million and margin decreased 2.5 percentage points versus the fourth quarter of 2022. Lower EBITDA and margin compared to the prior period was driven by lower sales and gross margin on our commercial and defense bearings, partially offset by higher volume on our springs, seals and contacts used in medical and aerospace applications and our aftermarket parts and improved margins on our wheels and brakes.

Three months ended March 31, 2023 versus three months ended April 1, 2022 - Operating income increased $8.3 million, despite $4.8 million of intangible asset amortization associated with the acquisition of Aircraft Wheel and Brake. Adjusted EBITDA increased $12.9 million and margin increased 3.2 percentage points versus the first quarter of 2022. Results improved compared to the prior period driven by the contribution of sales and gross margin from our Aircraft Wheel and Brake acquisition and higher sales and gross margin on our commercial bearings and aftermarket parts.

Precision Products - Our Precision Products segment serves the aerospace and defense markets providing precision safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter, and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle.

Table 3. Precision Products Results
Thousands of U.S. dollars	Three Months Ended
	March 31, 2023	December 31, 2022	April 1, 2022
Net sales	$37,971	$49,925	$47,549
Operating income	1,674	6,016	3,409
Adjusted EBITDA	2,486	6,801	4,440
Adjusted EBITDA margin	6.5%	13.6%	9.3%

Three months ended March 31, 2023 versus three months ended December 31, 2022 - Operating income and Adjusted EBITDA decreased $4.3 million and margin decreased 7.1 percentage points versus the fourth quarter of 2022. Results declined compared to the prior quarter, driven by lower sales and gross margin on K-MAX® spares and support, cost growth on the Fireburst program and higher R&D spend associated with the KARGO UAV unmanned aerial system.

Three months ended March 31, 2023 versus three months ended April 1, 2022 - Operating income decreased $1.7 million, Adjusted EBITDA decreased $2.0 million and margin decreased 2.8 percentage points versus the first quarter of 2022. Results declined compared to the prior period, driven by expected lower JPF sales, planned higher R&D spend associated with the KARGO UAV unmanned aerial system and cost growth on certain fuzing and measuring programs, partially offset by higher sales and margin on our K-MAX® spares and support.

Structures - Our Structures segment serves the aerospace and defense and medical end markets providing sophisticated complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft, and medical imaging solutions.

Table 4. Structures Results
Thousands of U.S. dollars	Three Months Ended
	March 31, 2023	December 31, 2022	April 1, 2022
Net sales	$33,245	$33,246	$29,047
Operating loss	(237)	(1,624)	(617)
Adjusted EBITDA	557	(768)	289
Adjusted EBITDA margin	1.7%	(2.3)%	1.0%

Three months ended March 31, 2023 versus three months ended December 31, 2022 - Operating loss decreased $1.4 million, Adjusted EBITDA increased $1.3 million, and margin increased 4.0 percentage points versus the fourth quarter of 2022. Results improved compared to the prior quarter, driven by higher sales and gross profit on certain composite programs, partially offset by changes in profit estimates for long term contracts.

Three months ended March 31, 2023 versus three months ended April 1, 2022 - Operating loss decreased $0.4 million, Adjusted EBITDA increased $0.3 million, and margin increased 0.7 percentage points versus the first quarter of 2022. Results improved compared to the prior quarter, driven by higher sales and gross profit on certain composite programs, partially offset by changes in profit estimates for long term contracts.

Please see the MD&A section of the Company's Form 10-Q filed with the Securities and Exchange Commission concurrently with the issuance of this release for greater detail on our results and various company programs.

CONFERENCE CALL
A webcast and conference call has been scheduled for Wednesday, May 3, 2023, at 8:30 AM ET. Participants
must register for the teleconference. Once registration is complete, participants will be provided with a dial-in number containing a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. A live webcast will be available during the call and a replay will be available two hours after the call. Registration and webcast can be accessed at www.kaman.com/investors/
quarterly-earnings-calls. In its discussion, management may reference certain non-GAAP financial measures related to company performance. A reconciliation of that information to the most directly comparable GAAP measures is provided in this release. In addition, a supplemental presentation relating to the first quarter 2023 results will be posted to the Company’s website prior to the earnings call at www.kaman.com/investors/quarterly-earnings-calls.

ABOUT KAMAN CORPORATION
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; wheels, brakes and related hydraulic components for helicopters, fixed-wing and UAV aircraft; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter, and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

NON-GAAP MEASURES DISCLOSURE
Management believes that the Non-GAAP financial measures (i.e. financial measures that are not computed in accordance with Generally Accepted Accounting Principles) identified by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this release and other disclosures as follows:

Adjusted EBITDA - Adjusted EBITDA for the consolidated company results is defined as net earnings before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company for the periods presented. Adjusted EBITDA for the segments is defined as operating income before depreciation and amortization. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percent of Net sales. Management believes Adjusted EBITDA and Adjusted EBITDA margin provide an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because they provide a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other expense (income), net and certain items that are not indicative of the operating performance of the Company for the period presented. Adjusted EBITDA and Adjusted EBITDA margin are not presented as an alternative measure of operating performance, as determined in accordance with GAAP. The following tables illustrate the calculation of Adjusted EBITDA:

Table 5. Adjusted EBITDA (unaudited)
Thousands of U.S. dollars	Three Months Ended March 31, 2023
	Consolidated	Engineered Products	Precision Products	Structures	Corp/Elims**
Adjusted EBITDA
Consolidated Results
Net sales	$194,542	$123,326	$37,971	$33,245	$—

Net (loss) earnings	$(19)

Interest expense, net	9,604
Income tax (benefit) expense	(5)
Non-service pension and post retirement benefit income	(381)
Other income, net	(571)
Operating income (loss)	$8,628	$19,356	$1,674	$(237)	$(12,165)
Depreciation and amortization	13,154	10,763	812	794	785
Restructuring and severance costs(1)	2,190	—	—	—	2,190
Integration and implementation costs(2)	797	—	—	—	797
Other Adjustments	$16,141	$10,763	$812	$794	$3,772

Adjusted EBITDA	$24,769	$30,119	$2,486	$557	$(8,393)
Adjusted EBITDA margin	12.7%	24.4%	6.5%	1.7%
(1) Restructuring and severance costs include actions associated with the previously announced cost reduction efforts that include the consolidation of our JPF production facilities, discontinuation of the K-MAX® aircraft production line and Corporate headcount reductions.
(2) Integration and implementation costs include one-time costs associated with the integration of Aircraft Wheel and Brake and costs associated with the set-up of a new joint venture to satisfy existing offset requirements the Company has with a foreign customer.
**Corp/Elims Operating income (loss) represents the Corporate office expenses and $2.2 million of unallocated expenses that are shown on the Consolidated Statement of Earnings as their own line items.

Table 6. Adjusted EBITDA (unaudited)
Thousands of U.S. dollars	Three Months Ended December 31, 2022
	Consolidated	Engineered Products	Precision Products	Structures	Corp/Elims**
Adjusted EBITDA
Consolidated Results
Net sales	$197,143	$113,972	$49,925	$33,246	$—

Net (loss) earnings	$(54,943)

Interest expense, net	8,786
Income tax (benefit) expense	(18,724)
Non-service pension and post retirement benefit income	(5,145)
Other income, net	(2,100)
Operating income (loss)	$(72,126)	$17,168	$6,016	$(1,624)	$(93,686)
Depreciation and amortization	13,675	11,231	785	856	803
Goodwill impairment	25,306	—	—	—	25,306
Program assets impairment	53,677	—	—	—	53,677
Restructuring and severance costs	6,989	—	—	—	6,989
Cost associated with corporate development activities	1,167	—	—	—	1,167
Inventory step-up associated with acquisition	2,299	2,299	—	—	—
Other Adjustments	$103,113	$13,530	$785	$856	$87,942

Adjusted EBITDA	$30,987	$30,698	$6,801	$(768)	$(5,744)
Adjusted EBITDA margin	15.7%	26.9%	13.6%	(2.3)%
**Corp/Elims Operating income (loss) represents the Corporate office expenses and $86.0 million of unallocated expenses that are shown on the Consolidated Statement of Earnings as their own line items.

Table 7. Adjusted EBITDA (unaudited)
Thousands of U.S. dollars	Three Months Ended April 1, 2022
	Consolidated	Engineered Products	Precision Products	Structures	Corp/Elims**
Adjusted EBITDA
Consolidated Results
Net sales	$158,048	$81,452	$47,549	$29,047	$—

Net earnings	$4,028

Interest expense, net	2,481
Income tax expense (benefit)	1,307
Non-service pension and post retirement benefit income	(5,263)
Other expense (income), net	504
Operating income (loss)	$3,057	$11,042	$3,409	$(617)	$(10,777)
Depreciation and amortization	8,832	6,227	1,031	906	668
Restructuring and severance costs	169	—	—	—	169
Cost associated with corporate development activities	128	—	—	—	128
Other Adjustments	$9,129	$6,227	$1,031	$906	$965

Adjusted EBITDA	$12,186	$17,269	$4,440	$289	$(9,812)
Adjusted EBITDA margin	7.7%	21.2%	9.3%	1.0%
**Corp/Elims Operating income (loss) represents the Corporate office expenses and $0.2 million of unallocated expenses that are shown on the Consolidated Statement of Earnings as their own line items.

Adjusted Net Earnings and Adjusted Diluted Earnings Per Share - Adjusted net earnings and adjusted diluted earnings per share are defined as GAAP "Net earnings" and "Diluted earnings per share", less items that are not indicative of the operating performance of the business for the periods presented. These items are included in the reconciliation below. Management uses adjusted net earnings and adjusted diluted earnings per share to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of adjusted net earnings and adjusted diluted earnings per share:

Table 8. Adjusted Net Earnings and Adjusted Diluted Earnings per Share (unaudited)
Thousands of U.S. dollars (except share data)
	Three Months Ended			Three Months Ended
	March 31, 2023			April 1, 2022
	Pre-Tax	Tax-Effected	Diluted EPS	Pre-Tax	Tax-Effected	Diluted EPS
Net (loss) earnings	$(24)	$(19)	$(0.00)	$5,335	$4,028	$0.14

Adjustments:
Restructuring and severance costs	2,190	1,730	0.06	169	128	0.01
Integration and implementation costs	797	630	0.02	—	—	—
Costs associated with corporate development activities	—	—	—	128	$97	—
Adjustments	$2,987	$2,360	$0.08	$297	$225	$0.01

Adjusted net earnings	$2,963	$2,341	$0.08	$5,632	$4,253	$0.15

Diluted weighted average shares outstanding			28,117			28,082

				Three Months Ended December 31, 2022

				Pre-Tax	Tax-Effected	Diluted EPS
Net (loss) earnings				$(73,667)	$(54,943)	$(1.96)

Adjustments:
Goodwill impairment				25,306	18,874	0.67
Program assets impairment				53,677	40,034	1.43
Restructuring and severance costs				6,989	5,213	0.19
Costs associated with corporate development activities				1,167	870	0.03
Inventory step-up associated with acquisition				2,299	1,715	0.06
Adjustments				$89,438	$66,706	$2.38

Adjusted net earnings				$15,771	$11,763	$0.42

Diluted weighted average shares outstanding						28,051

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes free cash flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions. Management uses free cash flow internally to assess overall liquidity. The following table illustrates the calculation of free cash flow.

Table 9. Free Cash Flow (unaudited)
Thousands of U.S. dollars	Three Months Ended				Last Twelve Months
	July 1, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Net cash provided by operating activities	$(25,937)	$(6,746)	$54,669	$(5,453)	$16,533
Expenditures for property, plant & equipment	(3,643)	(7,106)	(6,063)	(5,948)	(22,760)
Free cash flow	$(29,580)	$(13,852)	$48,606	$(11,401)	$(6,227)

FORWARD-LOOKING STATEMENTS
This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) the global economic impact of the COVID-19 pandemic; (iv) risks and uncertainties associated with the successful integration of our Aircraft Wheel and Brake acquisition; (v) changes in geopolitical conditions in countries where the Company does or intends to do business; (vi) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (vii) the timely receipt of any necessary export approvals and/or other licenses or authorizations from the USG; (viii) timely satisfaction or fulfillment of material contractual conditions precedents in customer purchase orders, contracts, or similar arrangements; (ix) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (x) the successful resolution of government inquiries or investigations relating to our businesses and programs; (xi) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (xii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (xiii) the receipt and successful execution of production orders under the Company's existing USG JPF contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (xiv) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xv) the accuracy of current cost estimates associated with environmental remediation activities; (xvi) the profitable integration of acquired businesses into the Company's operations; (xvii) the ability to recover from cyber-based or other security attacks, information technology failures or other disruptions; (xviii) changes in supplier sales or vendor incentive policies; (xix) the ability of our suppliers to satisfy their performance obligations, including any supply chain disruptions; (xx) the effects of price increases or decreases; (xxi) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze; (xxii) future levels of indebtedness and capital expenditures; (xxiii) compliance with our debt covenants; (xxiv) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xxv) the effects of currency exchange rates and foreign competition on future operations; (xxvi) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxvii) future repurchases and/or issuances of common stock;(xxviii) the occurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; (xxix) the ability to recruit and retain skilled employees; (xxx) the successful resolution of all pending and future investigations, litigation or claims relating to the manufacture or design of our products, including, without limitation, the K-MAX® helicopter; and (xxxi) other risks and uncertainties set forth herein and in our 2022 Form 10-K and our first quarter 2023 Form 10-Q filed May 2, 2023.

Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Contact:

Rebecca Stath
V.P., Controller and Head of Investor Relations
(860) 286-4127
Rebecca.Stath@kaman.com or InvestorRelations@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of U.S. dollars, except share data) (unaudited)

	Three Months Ended
	March 31, 2023	April 1, 2022
Net sales	$194,542	$158,048
Cost of sales	126,998	107,461
Gross profit	67,544	50,587
Selling, general and administrative expenses	43,698	39,721
Research and development costs	5,907	5,113
Intangible asset amortization expense	7,152	2,467
Restructuring and severance costs	2,190	169
Net (gain) loss on sale of assets	(31)	60
Operating income	8,628	3,057
Interest expense, net	9,604	2,481
Non-service pension and post retirement benefit income	(381)	(5,263)
Other (income) expense, net	(571)	504
(Loss) earnings before income taxes	(24)	5,335
Income tax (benefit) expense	(5)	1,307
Net (loss) earnings	$(19)	$4,028

Earnings (loss) per share:
Basic (loss) earnings per share	$(0.00)	$0.14
Diluted (loss) earnings per share	$(0.00)	$0.14
Average shares outstanding:
Basic	28,117	27,950
Diluted	28,117	28,082

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Thousands of U.S. dollars, except share data) (unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$53,986	$24,154
Accounts receivable, net	101,292	87,659
Contract assets	116,168	113,182
Inventories	186,495	176,468
Income tax refunds receivable	1,321	13,981
Other current assets	22,975	16,114
Total current assets	482,237	431,558
Property, plant and equipment, net of accumulated depreciation of $274,458 and $268,089, respectively	203,266	201,606
Operating right-of-use assets, net	6,618	7,391
Goodwill	382,504	379,854
Other intangible assets, net	365,427	372,331
Deferred income taxes	47,818	47,385
Other assets	50,788	51,207
Total assets	$1,538,658	$1,491,332
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable – trade	$47,194	$48,277
Accrued salaries and wages	26,258	31,395
Contract liabilities, current portion	6,044	4,081
Operating lease liabilities, current portion	3,121	3,332
Income taxes payable	170	393
Other current liabilities	44,210	39,097
Total current liabilities	126,997	126,575
Long-term debt, excluding current portion, net of debt issuance costs	609,325	561,061
Deferred income taxes	6,365	6,079
Underfunded pension	51,459	52,309
Contract liabilities, noncurrent portion	20,329	20,515
Operating lease liabilities, noncurrent portion	3,905	4,534
Other long-term liabilities	36,322	36,280
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 30,766,419 and 30,640,068 shares issued, respectively	30,766	30,640
Additional paid-in capital	247,812	245,436
Retained earnings	682,812	688,457
Accumulated other comprehensive income (loss)	(154,793)	(158,421)
Less 2,632,334 and 2,607,841 shares of common stock, respectively, held in treasury, at cost	(122,641)	(122,133)
Total shareholders’ equity	683,956	683,979
Total liabilities and shareholders’ equity	$1,538,658	$1,491,332

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. dollars) (unaudited)

	Three Months Ended
	March 31, 2023	April 1, 2022
Cash flows from operating activities:
Net (loss) earnings	$(19)	$4,028
Adjustments to reconcile earnings, net of tax to net cash provided by operating activities:
Depreciation and amortization	13,154	8,832
Amortization of debt issuance costs	883	442
Provision for doubtful accounts	805	135
Net (gain) loss on sale of assets	(31)	60
Net (gain) loss on derivative instruments	(283)	449
Stock compensation expense	2,003	2,081
Deferred income taxes	(669)	(1,247)
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(14,177)	4,307
Contract assets	(2,973)	12,973
Inventories	(9,596)	(17,285)
Income tax refunds receivable	12,663	(410)
Operating right of use assets	785	915
Other assets	(6,431)	(2,105)
Accounts payable - trade	(1,151)	(612)
Contract liabilities	1,776	(137)
Operating lease liabilities	(852)	(899)
Other current liabilities	(2,483)	(10,581)
Income taxes payable	(222)	53
Pension liabilities	936	(1,876)
Other long-term liabilities	429	(140)
Net cash used in operating activities	(5,453)	(1,017)
Cash flows from investing activities:
Expenditures for property, plant & equipment	(5,948)	(6,877)
Acquisition of businesses, net of cash acquired	(1,487)	—
Other, net	(1,363)	424
Net cash used in investing activities	(8,798)	(6,453)
Cash flows from financing activities:
Borrowings under revolving credit agreement	94,000	—
Repayments under revolving credit agreement	(46,000)	—
Purchase of treasury shares	(503)	(575)
Dividends paid	(5,606)	(5,572)
Other, net	2,079	2,112
Net cash provided by (used in) financing activities	43,970	(4,035)
Net increase (decrease) in cash and cash equivalents	29,719	(11,505)
Effect of exchange rate changes on cash and cash equivalents	113	(198)
Cash and cash equivalents at beginning of period	24,154	140,800
Cash and cash equivalents at end of period	$53,986	$129,097